Kewaunee Scientific Announces
Higher Third Quarter Sales and Earnings
and Quarterly Dividend

Exchange: NASDAQ (KEQU)	Contact: D. Michael Parker
704/871-3290

STATESVILLE, NC, February 26, 2009—Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its third quarter ended January 31, 2009.

Net earnings for the quarter increased to $882,000, or $0.35 per diluted share, up 10% from $802,000, or $0.31 per diluted share, in the same period last year. Earnings benefited from the higher sales volume, solid operational performances throughout the Company, and the stabilization of costs for key raw materials and energy. Net earnings for the nine months ended January 31, 2009 were $3,327,000, or $1.30 per diluted share, up 24% from net earnings of $2,688,000, or $1.05 per diluted share, in the same period last year.

Sales for the quarter were $26,023,000, up 19% over sales of $21,883,000 in the same period last year. Sales benefited from continuing higher levels of new orders and the record order backlog.  Sales for the nine months ended January 31, 2009 were $79,150,000, up 17% from sales of $67,394,000 in the same period last year.

Sales from domestic operations during the quarter were $22,498,000, up 27% from the same period last year. Domestic sales for the nine months ended January 31, 2009 were $67,296,000, an increase of 21% from the same period last year. Sales from international operations were $3,525,000, down 17% from the same period last year. The decline resulted primarily from a softer Singapore laboratory furniture market. International sales for the nine months ended January 31, 2009 were $11,854,000, up 2% from the same period last year.

The order backlog at January 31, 2009 was $60.7 million, up from $58.8 million at January 31, 2008, and down slightly from $61.6 million at the end of the previous quarter.  The domestic marketplace for laboratory furniture products provided an extremely high number of opportunities during the quarter, and the Company had one of the strongest quarters of quotation activity in its history. Although some slowing of activity in the Asian laboratory marketplace was noted during the quarter, the Company closed two significant orders in Asia that added to the order backlog.

The Company's financial condition continues to be strong. Bank borrowings and capital lease obligations were $6,318,000 at January 31, 2009, up from $4,243,000 at January 31, 2008, with the increase primarily the result of receivables associated with the increase in sales. Cash on hand was $3,089,000, as compared to $2,882,000 at the end of the same period last year. Working capital was $17,749,000 at the end of the quarter, up from $14,671,000 at the end of the same period last year.

“I am pleased with the Company’s strong performance during the third quarter,” said William A. Shumaker, President and Chief Executive Officer.  “Our strategic efforts over the past several years to make Kewaunee a more efficient Company are working well.  We have not yet noticed any significant impact from the global economic slowdown on our business or opportunities in the domestic laboratory furniture marketplace, but we remain keenly aware of this serious situation.   We are diligently pursuing a number of strategies that will help position the Company in case of an economic downturn in our industry and, at the same time, make the Company even stronger when the economy rebounds.

“We believe the Company is on track for a good fourth quarter.  Sales should benefit from our strong order backlog, and earnings should benefit from lower costs for some of our key raw materials and our on-going cost reduction activities. We expect aggressive competitive pricing will continue, and probably accelerate, in the coming months.”

The Company also announced today that its Board of Directors approved a cash dividend of eight cents per outstanding share to stockholders of record at the close of business on March 12, 2009, payable on March 26, 2009.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and domestic manufacturing facilities are located in Statesville, North Carolina.  The Company has subsidiaries in Singapore and Bangalore, India that serve the Asian and Middle East markets.  Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company’s operations, markets, products, services, and prices.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2009	2008	2009	2008

Net sales	$26,023	$21,883	$79,150	$67,394
Cost of products sold	21,089	17,064	62,846	52,759

Gross profit	4,934	4,819	16,304	14,635

Operating expenses	3,440	3,293	10,884	9,811

Operating earnings	1,494	1,526	5,420	4,824

Other income (expense)	3	(6)	(36)	(2)
Interest expense	(49)	(86)	(231)	(302)

Earnings before income taxes	1,448	1,434	5,153	4,520
Income tax expense	488	421	1,595	1,391

Earnings before minority interests	960	1,013	3,558	3,129
Minority interests	78	211	231	441
Net earnings	$882	$802	$3,327	$2,688

Net earnings per share
Basic	$0.35	$0.32	$1.30	$1.07
Diluted	$0.35	$0.31	$1.30	$1.05
Weighted average number of common shares outstanding (in thousands)
Basic	2,556	2,543	2,554	2,523
Diluted	2,556	2,576	2,563	2,551

Condensed Consolidated Balance Sheets
(in thousands)

	January 31	April 30
	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$2,691	$3,784
Restricted cash	398	480
Receivables, less allowances	24,723	20,087
Inventories	7,678	6,984
Prepaid expenses and other current assets	1,359	1,847
Total current assets	36,849	33,182
Net property, plant and equipment	11,601	11,825
Other assets	5,064	5,599
Total Assets	$53,514	$50,606

Liabilities and Stockholders’ Equity
Short-term borrowings	$5,815	$4,551
Current obligations under capital leases	268	323
Accounts payable	8,211	8,929
Other current liabilities	4,806	3,459
Total current liabilities	19,100	17,262
Other non-current liabilities	5,295	6,397
Total stockholders’ equity	29,119	26,947
Total Liabilities and Stockholders’ Equity	$53,514	$50,606